As filed with the Securities and Exchange Commission on October 7, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

THE ANDERSONS, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1562374
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)
480 West Dussel Drive
Maumee, Ohio 43537
(419) 893-5050
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Naran U. Burchinow
Vice President, General Counsel and Secretary
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(419) 893-5050
(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of the registration statement.
          If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

			Proposed Maximum
Title of Each Class of Securities	Amount to be	Proposed Maximum	Aggregate Offering Price	Amount of
to be registered	Registered	Offering Price Per Unit	(1)	Registration Fee
5% Ten-Year Debentures	$12,000,000	100%	$12,000,000	$ 855
4% Five-Year Debentures	$18,000,000	100%	$18,000,000	$1,284

(1)	Estimated solely for purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
$12,000,000 5% Ten-Year Debentures
$18,000,000 4% Five-Year Debentures
($1,000 minimum investment)
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(419)893-5050
Terms of Debentures
•	Debentures will be issued the first of the month following our receipt of payment. Interest begins to accrue on that day.

•	Interest will be paid to you annually on the anniversary of the date your debenture was issued.

•	We may redeem debentures at any time by paying you principal plus accrued interest.

•	No sinking fund will be provided; these debentures are not secured and are not guaranteed by any of our subsidiaries.
Terms of Sale
•	There is no established trading market for the debentures.

•	We will sell debentures continuously until they are all sold or the offering is terminated.

•	There are no underwriters’ fees or commissions to be paid. We are selling directly to you.

•	We will receive all proceeds from the sale of debentures. We expect the expenses of this offering to be approximately $44,500.
          YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS IDENTIFIED THAT WE HAVE LISTED BEGINNING ON PAGE 4 BEFORE PURCHASING ANY DEBENTURES.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is October 7, 2010

Where You Can Find More Information
          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
          Our filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov. We currently provide annual reports to our shareholders that include financial information reported on by our independent registered public accounting firm.
          We have filed a registration statement on Form S-3 with the SEC. This prospectus is a part of that registration statement but does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet website.
Incorporation of Documents by Reference
          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The documents incorporated by reference are those documents that we have previously filed with the SEC, excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934 (the “Exchange Act”). We incorporate by reference the documents listed below and any future filings (subject to the provision in the preceding sentence) made with the SEC under sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the debentures.
•	Annual Report on Form 10-K for the year ended December 31, 2009.

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010.

•	Definitive Proxy Statement on Form 14A filed March 15, 2010.

•	Current Reports on Form 8-K filed on February 9, 2010, March 5, 2010, May 4, 2010, May 12, 2010, May 26, 2010 and August 4, 2010.
     We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise specifically indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.
     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit not specifically incorporated by reference upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. All requests for such copies should be directed to:
Investor Relations
Nicholas C. Conrad
Vice President, Finance & Treasurer
The Andersons, Inc.
480 West Dussel Drive
Maumee, Ohio 43537
(419)891-6415
email:nick_conrad@andersonsinc.com
          You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debentures in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. We undertake no obligation to update any of the information in this prospectus, except as provided by law.

i

Summary
     This page summarizes important points about us and about the debentures that we are selling. It is important that you read the more detailed information about the debentures that we are offering included later in the document and the information about us that we are incorporating by reference.
The Andersons, Inc.
          We are an entrepreneurial, customer focused company with diversified interests in the agriculture and transportation markets. Since our founding in 1947, we have developed specific core competencies in risk management, bulk handling, transportation and logistics and an understanding of commodity markets. We have leveraged these competencies to diversify our operations into other complementary markets, including ethanol, railcar leasing, plant nutrients, turf products and general merchandise retailing. We operate our business in five segments: the Grain & Ethanol Group, the Rail Group, the Plant Nutrient Group, the Turf & Specialty Group and the Retail Group. The Grain & Ethanol Group operates grain elevators in Ohio, Michigan, Indiana, Illinois and Nebraska. It is also the developer, manager and investor in three ethanol facilities and an investor in Lansing Trade Group LLC, an established commodity trader and service provider to the grain and ethanol industries. Our Rail Group leases and manages a fleet of approximately 23,000 railcars and locomotives of various types. The Rail Group also operates railcar repair, refurbishment and custom steel fabrication businesses. The Plant Nutrient Group operates fertilizer distribution terminals and farm centers in Ohio, Michigan, Indiana, Illinois, Minnesota, Wisconsin and Florida. The Turf & Specialty Group produces and markets turf and ornamental plant fertilizer and pest control products with a particular focus on the golf course and professional lawn care markets. The Retail Group operates five large stores in Ohio offering a combination traditional home center with hardware, plumbing and building supplies, as well as unique specialty food offerings and a store that features an expanded line of basic groceries plus all of the specialty foods that are offered in the group’s larger stores.
     Our principal, executive and administrative offices are located at 480 West Dussel Drive, Maumee, Ohio 43537. Our telephone number is (419) 893-5050.
Our Offer

Securities	$12,000,000 principal amount 5 % Ten-Year Debentures (the “5% Debentures”).
$18,000,000 principal amount 4 % Five-Year Debentures (the “4% Debentures” and, together with the 5% Debentures, the “Debentures”).
Offered directly by the Company.
$1,000 minimum principal investment.
Redemption	Redeemable at maturity or at the option of the Company.
Use of Proceeds	Payment of current maturities of long-term debt with the remainder added to working capital or used for general corporate purposes.
Ratio Of Earnings To Fixed Charges (a)

	Six months ended June 30,		Year ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	4.46	3.08	2.43	2.56	3.91	3.09	3.03

(a)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations (before adjustment for fixed charges, minority interests in consolidated subsidiaries or income or loss from equity investees), and distributed income of equity investees. Fixed charges include: (i) interest expense, whether expensed or capitalized, (ii) amortization of debt issuance cost and (iii) the portion of rental expense representative of the interest factor.
Summary Financial Information

	(unaudited)
	Six months ended
(In thousands, except for per share data)	June 30,		Year ended December 31,
	2010	2009	2009	2008	2007
Sales and merchandising revenues	$1,532,997	$1,508,346	$3,025,304	$3,489,478	$2,379,059
Income before income taxes	62,403	31,677	61,496	46,563	104,505
Net income attributable to The Andersons, Inc.	37,434	20,870	38,351	32,900	68,784

	(unaudited)
	As of June 30,		As of December 31,
	2010	2009	2009	2008	2007
Working capital	$299,301	$337,357	$307,702	$330,699	$177,679
Total assets	1,155,445	1,098,937	1,284,391	1,308,773	1,324,988
Long-term debt	281,740	314,557	308,026	334,010	189,472
Shareholders’ equity	442,557	384,299	406,276	365,107	356,583

Risk Factors
     The following are factors that we believe you should consider before making an investment decision with respect to the Debentures.
Risks Relating to our Business
Our substantial indebtedness could adversely affect our financial condition, decrease our liquidity and impair our ability to operate our business.
If cash on hand is insufficient to pay our obligations or margin calls as they come due at a time when we are unable to draw on our credit facility, it could have an adverse effect on our ability to conduct our business. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. Our ability to generate cash is dependent on various factors. These factors include general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Certain of our long-term borrowings include provisions that impose minimum levels of working capital and equity, and impose limitations on additional debt. Our ability to satisfy these provisions can be affected by events beyond our control, such as the demand for and fluctuating price of grain. Although we are and have been in compliance with these provisions, noncompliance could result in default and acceleration of long-term debt payments. The terms of certain agreements relating to our outstanding indebtedness restrict our ability to do so, but we retain the ability to incur material amounts of additional indebtedness. If new indebtedness is added to our current indebtedness levels, the risks related to our indebtedness could increase.
Many of our sales to our customers are executed on credit. Failure on our part to properly investigate the credit history of our customers or a deterioration in economic conditions may adversely impact our ability to collect on our accounts.
A significant amount of our sales are executed on credit and are unsecured. Extending sales on credit to new and existing customers requires an extensive review of the customers’ credit history. If we fail to do a proper and thorough credit check on our customers, delinquencies may rise to unexpected levels. If economic conditions deteriorate, the ability of our customers to pay current obligations when due may be adversely impacted and we may experience an increase in delinquent and uncollectible accounts.
Our grain and ethanol business uses derivative contracts to reduce volatility in the commodity markets. Non-performance by the counter-parties to those contracts could adversely affect our future results of operations and financial position.
A significant amount of our grain and ethanol purchases and sales are done through forward contracting. In addition, the Company uses exchange traded and over-the-counter contracts to reduce volatility in changing commodity prices. A significant adverse change in commodity prices could cause a counter-party to one of our derivative contracts not to perform on their obligation.
Changes in accounting rules can affect our financial position and results of operations.
We have a significant amount of assets (railcars and related leases) that are off-balance sheet. If generally accepted accounting principles were to change to require that these items be reported in the financial statements, it would cause us to record a significant amount of assets and corresponding liabilities on our balance sheet which could have a negative impact on our debt covenants.
Our business may be adversely affected by numerous factors outside of our control, such as seasonality and weather conditions, or other natural disasters or strikes.
Many of our operations are dependent on weather conditions. The success of our Grain & Ethanol Group, for example, is highly dependent on the weather, primarily during the spring planting season and through the summer (wheat) and fall (corn and soybean) harvests. Additionally, wet and cold conditions during the spring adversely affect the sales and application of fertilizer sold through our Plant Nutrient Group. In addition, application of fertilizer and other products by golf courses, lawn care operators and consumers could be affected, which could decrease demand in our Turf & Specialty Group. These same weather conditions also adversely affect purchases of lawn and garden products in our Retail Group, which generates a significant amount of its sales from these products during the spring season.
The possibility of long term climate change can pose risks to the Company’s long term business performance. Climate change itself will likely have an effect only in very long term views of financial performance. The Company’s agricultural based businesses depend on the vibrancy of U.S. agriculture. Any major climatic changes which materially reduce crop yields will impact our grain trading businesses, and could alter the economics of our grain based ethanol business. These are changes which would likely only have in impact over many decades.
If there were a disruption in available transportation due to natural disaster, strike or other factors, we may be unable to get raw materials inventory to our facilities or product to our customers. This could disrupt our operations and cause us to be unable to meet our customers’ demands.

We face competition and pricing pressure from other companies in our industries. If we are unable to compete effectively with these companies, our sales and profit margins would decrease, and our earnings and cash flows would be adversely affected.
The markets for our products in each of our business segments are highly competitive. Competitive pressures in all of our businesses could affect the price of, and customer demand for, our products, thereby negatively impacting our profit margins and resulting in a loss of market share.
Our grain business competes with other grain merchandisers, grain processors and end-users for the purchase of grain, as well as with other grain merchandisers, private elevator operators and cooperatives for the sale of grain. While we have substantial operations in the eastern corn-belt, many of our competitors are significantly larger than we are and compete in wider markets.
Our ethanol business competes with other corn processors, ethanol producers and refiners, a number of whom are divisions of substantially larger enterprises and have substantially greater financial resources than we do. Smaller competitors, including farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors, will also compete with our ethanol business. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours. The blenders’ credit allows blenders having excise tax liability to apply the excise tax credit against the tax imposed on the gasoline-ethanol mixture. Any increase in domestic or foreign competition could cause us to reduce our prices and take other steps to compete effectively, which could adversely affect our future results of operations and financial position.
Our Rail Group is subject to competition in the rail leasing business, where we compete with larger entities that have greater financial resources, higher credit ratings and access to capital at a lower cost.
Our Plant Nutrient Group competes with regional cooperatives, manufacturers, wholesalers and multi-state retail/wholesalers. Many of these competitors have considerably larger resources than us.
Our Turf & Specialty Group competes with other manufacturers of lawn fertilizer and corncob processors that are substantially bigger and have considerably larger resources than us.
Our Retail Group competes with a variety of retailers, primarily mass merchandisers and do-it-yourself home centers. The principle competitive factors in our Retail Group are location, product quality, price, service, reputation and breadth of selection. Some of our competitors are larger than us, have greater purchasing power and operate more stores in a wider geographical area.
Certain of our business segments are affected by the supply and demand of commodities, and are sensitive to factors outside of our control. Adverse price movements could adversely affect our profitability and results of operations.
Our Grain & Ethanol and Plant Nutrient Groups buy, sell and hold inventories of various commodities, some of which are readily traded on commodity futures exchanges. In addition, our Turf & Specialty Group uses some of these same commodities as base raw materials in manufacturing golf course and landscape fertilizer. Unfavorable weather conditions, both local and worldwide, as well as other factors beyond our control, can affect the supply and demand of these commodities and expose us to liquidity pressures due to rapidly rising futures market prices. Changes in the supply and demand of these commodities can also affect the value of inventories that we hold, as well as the price of raw materials for our Plant Nutrient and Turf & Specialty Groups as we are unable to effectively hedge these commodities. Increased costs of inventory and prices of raw material would decrease our profit margins and adversely affect our results of operations.
While we attempt to manage the risk associated with commodity price changes for our grain inventory positions with derivative instruments, including purchase and sale contracts, we are unable to offset 100% of the price risk of each transaction due to timing, availability of futures and options contracts and third party credit risk. Furthermore, there is a risk that the derivatives we employ will not be effective in offsetting the changes associated with the risks we are trying to manage. This can happen when the derivative and the underlying value of grain inventories and purchase and sale contracts are not perfectly matched. Our grain derivatives, for example, do not perfectly correlate with the basis pricing component of our grain inventory and contracts. (Basis is defined as the difference between the cash price of a commodity in our facility and the nearest exchange-traded futures price.) Differences can reflect time periods, locations or product forms. Although the basis component is smaller and generally less volatile than the futures component of our grain market price, significant unfavorable basis moves on a grain position as large as ours can significantly impact the profitability of the Grain & Ethanol Group and our business as a whole. In addition, we do not enter into derivative contracts to manage price risk on commodities other than grain and ethanol.

Our futures, options and over-the-counter contracts are subject to margin calls. If there is a significant movement in the commodities market, we could incur a significant amount of liabilities, which would impact our liquidity. There is no assurance that the efforts we have taken to mitigate the impact of the volatility of the prices of commodities upon which we rely will be successful and any sudden change in the price of these commodities could have an adverse affect on our business and results of operations.
We rely on third parties for our supply of natural gas, which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as higher prices resulting from colder than average weather conditions and overall economic conditions. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our future results of operations and financial position.
Many of our business segments operate in highly regulated industries. Changes in government regulations or trade association policies could adversely affect our results of operations.
Many of our business segments are subject to government regulation and regulation by certain private sector associations, compliance with which can impose significant costs on our business. Failure to comply with such regulations can result in additional costs, fines or criminal action.
In our Grain & Ethanol Group and Plant Nutrient Group, agricultural production and trade flows are affected by government actions. Production levels, markets and prices of the grains we merchandise are affected by U.S. government programs, which include acreage control and price support programs of the USDA. In addition, grain sold by us must conform to official grade standards imposed by the USDA. Other examples of government policies that can have an impact on our business include tariffs, duties, subsidies, import and export restrictions and outright embargos. In addition, the development of the ethanol industry in which we have invested has been driven by U.S. governmental programs that provide incentives to ethanol producers. Changes in government policies and producer supports may impact the amount and type of grains planted, which in turn, may impact our ability to buy grain in our market region. Because a portion of our grain sales are to exporters, the imposition of export restrictions could limit our sales opportunities.
Our Rail Group is subject to regulation by the American Association of Railroads and the Federal Railroad Administration. These agencies regulate rail operations with respect to health and safety matters. New regulatory rulings could negatively impact financial results through higher maintenance costs or reduced economic value of railcar assets.
Our Turf & Specialty Group manufactures lawn fertilizers and weed and pest control products and use potentially hazardous materials. All products containing pesticides, fungicides and herbicides must be registered with the U.S. Environmental Protection Agency (“EPA”) and state regulatory bodies before they can be sold. The inability to obtain or the cancellation of such registrations could have an adverse impact on our business. In the past, regulations governing the use and registration of these materials have required us to adjust the raw material content of our products and make formulation changes. Future regulatory changes may have similar consequences. Regulatory agencies, such as the EPA, may at any time reassess the safety of our products based on new scientific knowledge or other factors. If it were determined that any of our products were no longer considered to be safe, it could result in the amendment or withdrawal of existing approvals, which, in turn, could result in a loss of revenue, cause our inventory to become obsolete or give rise to potential lawsuits against us. Consequently, changes in existing and future government or trade association polices may restrict our ability to do business and cause our financial results to suffer.
Climate change legislation could have an impact on our results of operations.
Climate change legislation has not yet been finalized or adopted, so any evaluation of its impact on the Company is necessarily speculative. The Company is a significant user of electricity, so any legislation that increases the operating costs of coal fired power plants will likely increase our operating expenses, although not disproportionately to others in our businesses. The ethanol plants in which the Company invests use natural gas for their heating and drying functions, which is an energy source that we understand is less likely to be immediately affected by climate change legislation. It is likely that potential cap and trade legislation regarding greenhouse gases will impose costs on carbon dioxide emissions from the ethanol plants, and possibly on farmers who sell corn to those plants which will be passed on to the plants. Conversely, gasoline production will likely receive even greater cost allocations under a cap and trade regime, and thereby make the economics of blending ethanol more attractive. Carbon dioxide recapture technologies could become more cost effective under cap and trade legislation, increasing the prospect of additional capital investment to take advantage of such measures.
We handle hazardous materials in our businesses. If environmental requirements become more stringent or if we experience unanticipated environmental hazards, we could be subject to significant costs and liabilities.
A significant part of our operations is regulated by environmental laws and regulations, including those governing the labeling, use, storage, discharge and disposal of hazardous materials. Because we use and handle hazardous substances in our businesses, changes in environmental requirements or an unanticipated significant adverse environmental event could have a material adverse effect on our business. We cannot assure you that we have been, or will at all times be, in compliance with all environmental requirements, or that we will not incur material costs or liabilities in connection with these requirements. Private parties, including current and former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us, or contained in our products. We are also exposed to residual risk because some of the facilities and land which we have acquired may have environmental liabilities arising from their prior use. In addition, changes to environmental regulations may require us to modify our existing plant and processing facilities and could significantly increase the cost of those operations.
We rely on a limited number of suppliers for certain of our raw materials and other products and the loss of one or several of these suppliers could increase our costs and have a material adverse effect on any one of our business segments.
We rely on a limited number of suppliers for certain of our raw materials and other products. If we were unable to obtain these raw materials and products from our current vendors, or if there were significant increases in our supplier’s prices, it could significantly increase our costs and reduce our profit margins.
We are required to carry significant amounts of inventory across all of our businesses. If a substantial portion of our inventory becomes damaged or obsolete, its value would decrease and our profit margins would suffer.
We are exposed to the risk of a decrease in the value of our inventories due to a variety of circumstances in all of our businesses. For example, within our Grain & Ethanol Group, there is the risk that the quality of our grain inventory could deteriorate due to damage, moisture, insects, disease or foreign material. If the quality of our grain were to deteriorate below an acceptable level, the value of our inventory could decrease significantly. In our Plant Nutrient Group, planted acreage, and consequently the volume of fertilizer and crop protection products applied, is partially dependent upon government programs and the perception held by the producer of demand for production. Technological advances in agriculture, such as genetically engineered seeds that resist disease and insects, or that meet certain nutritional requirements, could also affect the demand for our crop nutrients and crop protection products. Either of these factors could render some of our inventory obsolete or reduce its value. Within our Rail Group, major design improvements to loading, unloading and transporting of certain products can render existing (especially old) equipment obsolete. A significant portion of our rail fleet is composed of older railcars. In addition, in our Turf & Specialty Group, we build substantial amounts of inventory in advance of the season to prepare for customer demand. If we were to forecast our customer demand incorrectly, we could build up excess inventory which could cause the value of our inventory to decrease.
Our competitive position, financial position and results of operations may be adversely affected by technological advances.
The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. For instance, any technological advances in the efficiency or cost to produce ethanol from inexpensive, cellulosic sources such as wheat, oat or barley straw could have an adverse effect on our business, because our ethanol facilities were designed to produce ethanol from corn, which is, by comparison, a raw material with other high value uses. We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with new technologies. In addition, advances in the development of alternatives to ethanol or gasoline could significantly reduce demand for or eliminate the need for ethanol.
Any advances in technology which require significant capital expenditures to remain competitive or which reduce demand or prices for ethanol would have a material adverse effect on our results of operations and financial position.
Our investments in limited liability companies are subject to risks beyond our control.
We currently have investments in six limited liability companies. By operating a business through this arrangement, we have less control over operating decisions than if we were to own the business outright. Specifically, we cannot act on major business initiatives without the consent of the other investors who may not always be in agreement with our ideas.
We may not achieve anticipated synergies related to strategic acquisitions and such acquisitions could cause unforeseen expenditures and require a significant amount of resources to successfully integrate into our business.
We continuously look for opportunities to enhance our existing business through strategic acquisitions. The process of integrating an acquired business into our existing business and operations may result in unforeseen operating difficulties and expenditure as well as require a significant amount of management resources. There is also the risk that our due diligence efforts may not uncover significant business flaws or hidden liabilities. In addition, we may not realize the anticipated benefits of an acquisition and they may not generate the anticipated financial results.

Our business involves significant safety risks. Significant unexpected costs and liabilities would have a material adverse effect on our profitability and overall financial position.
Due to the nature of some of the businesses in which we operate, we are exposed to significant safety risks such as grain dust explosions, fires, malfunction of equipment, abnormal pressures, blowouts, pipeline ruptures, chemical spills or run-off, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. If one of our elevators were to experience a grain dust explosion or if one of our pieces of equipment were to fail or malfunction due to an accident or improper maintenance, it could put our employees and others at serious risk. In addition, if we were to experience a catastrophic failure of a storage facility in our Plant Nutrient or Turf & Specialty Group, it could harm not only our employees but the environment as well and could subject us to significant additional costs.
The U.S. ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in such legislation or regulation could materially and adversely affect our future results of operations and financial position.
The elimination or significant reduction in the blenders’ credit could have a material adverse effect on our results of operations and financial position. The cost of production of ethanol is made significantly more competitive with regular gasoline by federal tax incentives. The federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon sold. This incentive program is scheduled to expire (unless extended) at the end of 2010. The blenders’ credits may not be renewed or may be renewed on different terms. In addition, the blenders’ credits, as well as other federal and state programs benefiting ethanol (such as tariffs), generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, and might be the subject of challenges, in whole or in part. The Company expects that this credit will be extended, however, there is no guarantee and the elimination or significant reduction in the blenders’ credit or other programs benefiting ethanol may have a material adverse effect on our results of operations and financial position. The government is also considering increasing the mandatory blend of ethanol, which is currently at 10%, up to 15% which could positively impact the demand for ethanol.
Ethanol can be imported into the U.S. duty-free from some countries, which may undermine the ethanol industry in the U.S. Imported ethanol is generally subject to a per gallon tariff that was designed to offset the per gallon ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. A special exemption from the tariff exists, with certain limitations, for ethanol imported from 24 countries in Central America and the Caribbean Islands. Any changes in the tariff or exemption from the tariff could have a material adverse effect on our results of operations and financial position.
Fluctuations in the selling price and production cost of gasoline as well as the spread between ethanol and corn prices may further reduce future profit margins of our ethanol business.
We market ethanol as a fuel additive to reduce vehicle emissions from gasoline, as an octane enhancer to improve the octane rating of gasoline with which it is blended and as a substitute for oil derived gasoline. As a result, ethanol prices will be influenced by the supply and demand for gasoline and our future results of operations and financial position may be materially adversely affected if gasoline demand or price decreases.
The principal raw material we use to produce ethanol and co-products, including DDG, is corn. As a result, changes in the price of corn can significantly affect our business. In general, rising corn prices will produce lower profit margins for our ethanol business. Because ethanol competes with non-corn-based fuels, we generally will be unable to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in fuel markets. The price of corn is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of corn is difficult to predict. Any event that tends to negatively affect the supply of corn, such as adverse weather or crop disease, could increase corn prices and potentially harm our ethanol business. The Company will attempt to lock in ethanol margins as far out as practical in order to lock in reasonable returns using whatever risk management tools are available in the marketplace. In addition, we may also have difficulty, from time to time, in physically sourcing corn on economical terms due to supply shortages. High costs or shortages could require us to suspend our ethanol operations until corn is available on economical terms, which would have a material adverse effect on our business.

A significant portion of our business operates in the railroad industry, which is subject to unique, industry specific risks and uncertainties. Our failure to accurately assess these risks and uncertainties could be detrimental to our Rail Group business.
Our Rail Group is subject to risks associated with the demands and restrictions of the Class 1 railroads, a group of publicly owned rail companies owning a high percentage of the existing rail lines. These companies exercise a high degree of control over whether private railcars can be allowed on their lines and may reject certain railcars or require maintenance or improvements to the railcars. This presents risk and uncertainty for our Rail Group and it can increase the Group’s maintenance costs. In addition, a shift in the railroad strategy to investing in new rail cars and improvements to existing railcars, instead of investing in locomotives and infrastructure, could adversely impact our business by causing increased competition and creating an oversupply of railcars. Our rail fleet consists of a range of railcar types (boxcars, gondolas, covered and open top hoppers, tank cars and pressure differential cars) and locomotives. However a large concentration of a particular type of railcar could expose us to risk if demand were to decrease for that railcar type. Failure on our part to identify and assess risks and uncertainties such as these could negatively impact our business.
Our Rail Group relies upon customers continuing to lease rather than purchase railcar assets. Our business could be adversely impacted if there were a large customer shift from leasing to purchasing railcars, or if railcar leases are not match funded.
Our Rail Group relies upon customers continuing to lease rather than purchase railcar assets. There are a number of items that factor into a customer’s decision to lease or purchase assets, such as tax considerations, interest rates, balance sheet considerations, fleet management and maintenance and operational flexibility. Potential accounting changes could also eliminate the accounting classification of operating leases, which could also impact a customer’s decision to leave versus buy. We have no control over these external considerations, and changes in our customers’ preferences could negatively impact demand for our leasing products. Profitability is largely dependent on the ability to maintain railcars on lease (utilization) at satisfactory lease rates. A number of factors can adversely affect utilization and lease rates including the current economic downturn which is causing reduced demand and oversupply in the markets in which we operate.
Furthermore, match funding (in relation to rail lease transactions) means matching terms between the lease with the customer and the funding arrangement with the financial intermediary. This is not always possible. We are exposed to risk to the extent that the lease terms do not perfectly match the funding terms, leading to non-income generating assets if a replacement lessee cannot be found.
During economic downturns, the cyclical nature of the railroad business results in lower demand for railcars and reduced revenue.
The railcar business is cyclical. Overall economic conditions and the purchasing and leasing habits of railcar users have a significant effect upon our railcar leasing business due to the impact on demand for refurbished and leased products. Economic conditions that result in higher interest rates increase the cost of new leasing arrangements, which could cause some of our leasing customers to lease fewer of our railcars or demand shorter terms. An economic downturn or increase in interest rates may reduce demand for railcars, resulting in lower sales volumes, lower prices, lower lease utilization rates and decreased profits or losses. The length of recovery during an economic downturn is unknown and may be a slow process.
Risks Relating to the Debentures
You may not be able to sell your Debentures because of an absence of a public market for them
We don’t intend to list these Debentures on any national securities exchange. We don’t expect any trading market to develop. Because of this, we can’t provide assurance that any market will develop for the Debentures. If you want to sell your Debentures, a willing buyer may not be found and as a result, you may not be able to get what you consider as an attractive price, if, you are able to sell at all.
Changes in interest rates can depress the value of your Debentures
Because the interest rates on the Debentures are fixed, an increase in general interest rates would negatively impact the value of the Debentures and consequently any market that may develop.
Other creditors have rights to our assets that are senior to those of the holders of the Debentures
Our Debenture obligations are subordinate and junior in right of payment to all of our senior indebtedness. The Debentures are of equal rank with other debenture bonds of the Company due through 2020 at interest rates ranging from 5.0% to 6.0%. We are able to incur additional indebtedness or issue other securities that would be senior to the Debentures. See “Description of Debentures” for further discussion about the Debentures

We can redeem the Debentures at any time, which may have adverse implications for your portfolio
We hold the option to redeem the Debentures at any time, paying principal plus accrued and unpaid interest at the date that they are called. To the extent you are relying on the Debentures to fulfill a particular role in your portfolio, this could cause your portfolio to become imbalanced. Although we don’t plan to redeem these Debentures before their maturity, we do have the right to do so and could do so at any time. You, as a holder of Debentures, don’t have the option to require us to purchase your Debentures prior to maturity.
You will not have the benefit of a third party credit rating in evaluating an investment in the Debentures
The Debentures have not been rated by an independent rating organization. We don’t plan to seek an independent rating at this time.
Use Of Proceeds
     The offering is not underwritten and we can make no assurance as to how many of the Debentures we will sell or when they will be sold. The proceeds we receive from the sale of the Debentures (after deducting our expenses) will be used first for the payment of current maturities of long-term recourse debt as scheduled. The following are our current maturities as of June 30, 2010 (in thousands):

(unaudited)
Debenture bonds due within one year, interest rates from 5.0% to 6.0%	$902
Note payable, due at maturity with balance due March 2011, interest rate 4.8%	17,000
Note payable, due monthly with balance due in 2012, interest rate 6.46%	1,344
Note payable, due annually with balance due in 2023, interest rate 0.39% at June 30, 2010	850
Note payable, due monthly with balance due in 2016, variable rate 1.04% at June 30, 2010	700
Other notes payable and capital lease	114

$20,910

     There is no time limit to this offering, and we plan to continue the sale of the Debentures indefinitely or until they are completely sold. We are not requiring a minimum sale of Debentures under this offering, and if the amount sold does not cover our current maturities, we will fund those payments either through cash flows provided by operations or with borrowings on our outstanding short-term line of credit.
     Our secondary use for proceeds will be for working capital purposes. Increases in working capital will allow us to reduce our short-term borrowings.

Capitalization
     Following are the details (in thousands) of our consolidated capitalization as of June 30, 2010. We haven’t included the effect of the receipt of any proceeds from this offering of Debentures, since the amount and timing of receipt of proceeds and when the proceeds will be received is uncertain. For more information relating to the application of the proceeds of this offering of Debentures, please refer to “Use of Proceeds.”

(unaudited)
As of
June 30, 2010
Long-term debt:
Notes payable	$213,561
Notes payable — non-recourse	14,579
Debenture bonds	45,850
Industrial development revenue bonds	7,750

Total long-term debt	281,740

Shareholders’ equity:
Common shares	96
Additional paid-in capital	176,736
Treasury shares	(14,158)
Other	(12,897)
Retained earnings	292,780

Total shareholders’ equity	442,557

Total capitalization	$724,297

     See Notes 6, 7, and 10 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference, for additional information as to the lines of credit, long-term debt and leases and related commitments.

Description of Debentures
               The Debentures we are offering are to be issued under an Indenture between us and Huntington National Bank as Trustee (the “Trustee”). The original Indenture agreement was dated as of October 1, 1985, and has been supplemented numerous times, most recently by a Seventeenth Supplemental Indenture, dated as of August 14, 1997. The Seventeenth Supplemental Indenture was created to authorize a new series of debentures that were registered and issued from 1997 to the present. We confirmed our liability for the interest and principal payment of these debentures as well as compliance with the original Indenture. Except for the rate of interest and years to maturity, the terms and conditions of the Debentures, including all debentures previously issued under the Indenture, are identical. The following summary of the material terms of the Indenture (as amended and supplemented from time to time) does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Seventeenth Supplemental Indenture because they, and not this description, define your rights as holders of Debentures. Please refer to the Seventeenth Supplemental Indenture, a copy of which was filed as an exhibit to our 1998 Annual Report on Form 10-K, and the original Indenture, as previously filed.
General
          The Indenture does not limit the principal amount of the Debentures that may be issued from time to time, either in the aggregate or as to any series. The Debentures will be unsecured direct obligations of the Company and any successor entities.
          We may not merge or consolidate or sell substantially all of our assets as an entirety unless the successor entity expressly assumes the payment of principal and interest on all outstanding Debentures
          Although we have no present plans, understandings or arrangements to do so, we may issue unsecured debt in the future. This new unsecured debt may have terms that would rank senior to the Debentures. If we become subject to any insolvency or bankruptcy proceedings, or any other receivership, liquidation, reorganization or similar proceedings, the holders of any such senior debt as well as holders of any of our secured debt would be entitled to receive payment in full before the holders of the Debentures are entitled to receive any payment of principal or interest on the Debentures. The Indenture contains no restriction against our issuance of additional indebtedness, including unsecured debt senior to the Debentures, or secured debt. The Debentures are of equal rank with other debenture bonds of the Company due through 2020 at interest rates ranging from 5.0% to 6.0%. See Note 7 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference from our 2009 Annual Report on Form 10-K, for more information about our secured borrowings.
          The Indenture contains no minimum working capital, current ratio or other such requirements, or any protective provisions in the event of a highly leveraged transaction. No such transactions are currently contemplated.
          We will issue Debentures on the first of the following month after we receive payment for the Debentures. The Debentures we are offering will be due in either five years or ten years from their Original Issue Date. This maturity date is subject to our right to redeem the Debentures at any time by paying the holder the principal amount plus accrued interest to the date of redemption (Section 1101). The Debentures will bear interest at the annual rate shown on the front cover of this Prospectus. The interest payment will be made annually to the holder of record at the close of business on the fifteenth day of the month preceding the Interest Payment Date and will first occur one year from the Original Issue Date. (Section 301) Principal and interest will be payable, and the Debentures will be transferable, at the office of the Trustee, Huntington National Bank, 7 Easton Oval, Columbus, Ohio, 43219. We may, however, make any payment of interest or principal by check mailed to the address of the holder of record as it appears on the Debenture Register. (Sections 301 and 307)
          The Debentures will be issued only in fully registered form without coupons in denominations of $1,000 or any multiple of $1,000. (Section 302) No service charge will be made for any transfer or exchange of Debentures, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 305)
          We may issue Debentures in series from time to time with an aggregate principal amount as is authorized by our Board of Directors. (Section 311) The Debentures do not provide for any sinking fund. At June 30, 2010, we had outstanding debentures under the Seventeenth Supplemental Indenture with a principal amount of $46.8 million.
Modification and Waiver
          We can’t modify the Indenture without the approval of the holders of 66 2/3 % of the principal amount of all outstanding debentures that would be affected by the modification. Specifically, the following modifications need support of 66 2/3% of holders:

•	A change to the stated maturity date of the principal of any Debenture;

•	A change to the stated payment date of interest;

•	A reduction of the principal amount of any Debenture;

•	A reduction of the interest paid on any Debenture;

•	A change to the place or currency of payment of principal or interest on any Debenture;

•	A limitation on the right to institute suit for the enforcement of any payment on or with respect to any Debenture;

•	A reduction of the above-stated percentage of holders of Debentures necessary to modify or amend the Indenture; or

•	A modification of the foregoing requirements or reduction of the percentage of outstanding Debentures necessary to waive any past default to less than a majority.
          Holders of a majority of the principal amount of all outstanding debentures, including the Debentures, may waive compliance by the Company of certain restrictions. (Sections 902 and 513)
Events of Default
The following are events of default:

•	failure to pay principal when due;

•	failure to pay any interest when due, continued for 30 days;

•	failure to perform any other indenture covenant of the Company, continued for 60 days after written notice of non-compliance; and

•	certain events of bankruptcy, insolvency or reorganization.
          If we don’t make payments of principal or interest, the Trustee must provide you with a notice of default. For any other event of default, the Trustee is not required to send notice to you if it considers withholding the notice to be in your best interest. (Section 501 and 602)
          If an event of default happens and is not cured, either the Trustee or the holders of 25% or more of the principal amount of the Debentures may accelerate the maturity of all outstanding debentures, including the Debentures.
          Holders of a majority of the principal amount of the outstanding debentures, including the Debentures, may waive a default that would normally result in acceleration of the Debentures, but only if all defaults have been remedied and all payments due have been made. (Sections 502 and 513)
          You have the unconditional right to receive the payment of principal and interest when due and to institute suit for the enforcement of such payment. (Section 508)
The Trustee
          Except for its duties in the case of default as described previously, the Trustee is not required to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless such holders have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for indemnification, the holders of a majority in principal amount of the outstanding debentures, including the Debentures, may determine the time, method and place of conducting proceedings for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. (Section 512)
          We are required to furnish to the Trustee an annual statement on our performance or fulfillment of covenants, agreements or conditions in the Indenture and the absence of events of default. (Section 1004)

Plan of Distribution
          This offering of Debentures is not underwritten. We are selling the Debentures directly to you without any intermediaries. There is no time limit to this offering and we plan to continue the sale of the Debentures indefinitely or until they are completely sold. We cannot assure you of the amount of Debentures that we may ultimately sell. We are selling the Debentures for our own account and are not paying any selling commissions.
Legal Opinions
          Naran U. Burchinow, our Vice President, General Counsel and Secretary has issued an opinion regarding certain legal matters and matters with respect to Ohio law. He owns 3,893 shares of the Company’s common stock and has 19,116 stock only stock appreciation rights outstanding, 11,300 of which are exercisable. He also has 8,570 performance share units, each of which will be converted into one share of common stock at the end of their performance periods if certain performance conditions are met.
Experts
          The audited financial statements incorporated by reference in this Prospectus, except as they relate to Lansing Trade Group, LLC as of December 31, 2009 and 2008 and for each of the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements, except as they relate to Lansing Trade Group, LLC as of December 31, 2009 and 2008 and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting have been so included in reliance on the report of such independent registered public accounting firm given on the authority of such firm as experts in auditing and accounting.
          The audited financial statements of Lansing Trade Group, LLC as of December 31, 2009 and 2008 and for each of the years then ended, not separately presented in this Prospectus, have been audited by Crowe Chizek LLP, an independent registered public accounting firm, whose report thereon is incorporated by reference herein. The audited financial statements of The Andersons, Inc., to the extent they relate to Lansing Trade Group, LLC as of December 31, 2009 and 2008 and for each of the years then ended, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm experts in auditing and accounting.

SUBSCRIPTION AGREEMENT
FOR 5% TEN-YEAR DEBENTURES AND 4% FIVE-YEAR DEBENTURES OF
THE ANDERSONS, INC.
          (I)(We) hereby subscribe for:
                                         multiple(s) of 5% Ten-Year Debentures
                                         multiple(s) of 4% Five-Year Debentures
of The Andersons, Inc. at face value. Each multiple is $1,000. Herewith find $                     in full payment thereof.
          The Debentures should be registered and issued in the following mode of ownership: (ONLY ONE MODE OF OWNERSHIP MAY BE SELECTED)

1.	an individual.
(Name)

2.	and as joint tenants with right of survivorship and not as tenants in common.
(Name) (Name)

3.	and as tenants in common.
(Name) (Name)

4.	as custodian for under the Uniform Gifts to Minors Act, as applicable.
(Name) (Name)

5.	trustee for .
(Name) (Name)

Trust Name Date of Trust

6.	TOD subject to STA TOD Rules.
(Name) (Name)
          I acknowledge receipt of a copy of the current Prospectus of The Andersons, Inc. with respect to the offering of the above Debentures subscribed for hereby which will be issued, and interest will begin to accrue, as of the first day of the month following the month in which payment of the Debentures has been received by The Andersons, Inc. Under the penalties of perjury, I certify that the information listed below is true, correct and complete.

Dated	Signed

Signed

          Please print name, address, social security number and telephone number of registered owner(s).

(Name)	(Name)

(Street)	(Street)

(City, State, Zip Code)	(City, State, Zip Code)

(Social Security Number or Federal I.D. Number)	(Social Security Number or Federal I.D. Number)

(Area Code)(Telephone Number)	(Area Code)(Telephone Number)

Make check payable to: The Andersons, Inc.	You are required to complete the W-9 Form on the reverse side
Mail to: The Andersons, Inc., Treasurer,	of this subscription.
PO Box 119, Maumee, Ohio 43537

W-9 Form
Important Tax Information

We ask that you complete this substitute form W-9, sign in the space provided, and return it, with the subscription agreement to:
The Andersons, Inc. PO Box 119 Maumee, Ohio 43537
A)	Is your name and address correct on the preceding subscription form? Yes No (If No, please correct it on the subscription agreement.)

B)	Taxpayer Identification Number (TIN). — Enter your TIN in the space provided below:
Employer Identification Number                      -
-OR-
Social Security Number                      -                      -
C)	Please check the appropriate box: ☐ Individual / Sole Proprietor ☐ Corporation

☐ Partnership	☐ Other
D)	Certification: Under penalties of perjury, I certify that:
1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.
Certification instructions: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return.

Signature:	Title:	Date:

PART II
Information Not Required in Prospectus
Item 14. Other Expenses of Issuance and Distribution
     The following are additional estimated expenses of the offering described in the Prospectus:

Printing	$4,500
Accounting fees	15,000
Legal fees	20,000
Securities and Exchange Commission filing fees	2,000
Miscellaneous	3,000

Total	$44,500

Item 15. Indemnification of Directors and Officers.
          The registrant is incorporated under the laws of the State of Ohio. Section 1701.13 of the Ohio General Corporation Law (“Section 1701.13”) empowers an Ohio corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.
          Section 1701.13 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 1701.13. The registrant maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including certain liabilities under the Securities Act of 1933.
          Our articles of incorporation and code of regulations permit us to indemnify our officers and directors to the greatest extent permitted by applicable law. Our code of regulations provides for indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, other than an action by or in the right of our company, because of his or her status as a director, officer or employee of our company, or service at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses, liabilities and losses reasonably incurred by such person if such person acted in good faith and in a manner he or she believed to be in or not opposed to the best interest of the company and, in the context of a criminal proceeding, had no reason to believe his or her action was unlawful. Our code of regulations also provides for indemnification for any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of our company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, or employee of the company, or is or was serving at the request of the company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses reasonably incurred by such person if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, except that no indemnification shall be made if such person is adjudged to be liable for negligence in the performance of such person’s duties to the company or for any action or suit in which the only liability asserted against such person is related to unlawful loans, dividends or distributions. Further, our code of regulations provides that we may purchase and maintain insurance on our own behalf and on behalf of any other person who is or was a director, officer or agent of the company or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for directors, officers or controlling persons pursuant to the provisions described in the preceding paragraph, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.
Item 16. Exhibits.
Exhibits.
The attached Exhibit Index is incorporated by reference herein.
Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Maumee, state of Ohio, on October 7, 2010.

THE ANDERSONS, INC.
By:	/s/ Michael J. Anderson
	Name:	Michael J. Anderson
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each officer and director of The Andersons, Inc. whose signature appears below constitutes and appoints Michael J. Anderson, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
* * * *
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 and Power of Attorney have been signed by the following persons in the capacities indicated on October 7, 2010.

Signature	Title	Date	Signature	Title	Date

/s/Michael J. Anderson Michael J. Anderson	Chairman of the Board President and Chief Executive Officer (Principal Executive Officer)	10/7/10	/s/John T. Stout, Jr. John T. Stout, Jr.	Director	10/7/10

/s/Richard R. George Richard R. George	Vice President, Controller and CIO (Principal Accounting Officer)	10/7/10	/s/Donald L. Mennel Donald L. Mennel	Director	10/7/10

/s/Nicholas C. Conrad Nicholas C. Conrad	Vice President, Finance and Treasurer (Principal Financial Officer)	10/7/10	/s/David L. Nichols David L. Nichols	Director	10/7/10

/s/Gerard M. Anderson Gerard M. Anderson	Director	10/7/10	/s/Ross W. Manire Ross W. Manire	Director	10/7/10

/s/Robert King Robert King	Director	10/7/10	/s/Jacqueline F. Woods Jacqueline F. Woods	Director	10/7/10

/s/Catherine M. Kilbane Catherine M. Kilbane	Director	10/7/10

Exhibit Index

Exhibit
Number	Description

3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to Registration Statement No. 33-58963).

3.2	Code of Regulations (Incorporated by reference to Exhibit 3.4 to Registration Statement No. 33-58963).

4.1	Form of Indenture dated as of October 1, 1985, between The Andersons and Ohio Citizens Bank, as Trustee. (Incorporated by reference to Exhibit 4(a) in Registration Statement No. 33-819).

4.2	The Seventeenth Supplemental Indenture dated as of August 14, 1997, between The Andersons, Inc. and Fifth Third Bank, successor Trustee to an Indenture between The Andersons and Ohio Citizens Bank, dated as of October 1, 1985 (Incorporated by reference to Exhibit 4.4 to registrant’s 1998 Annual Report on Form 10-K).

5.1	Opinion of Naran U. Burchinow, dated October 1, 2010, as to the validity of the securities being registered hereby.

12	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Independent Registered Public Accounting Firm Pricewaterhouse Coopers LLP

23.2	Consent of Independent Registered Public Accounting Firm Crowe Chizek LLP

23.3	Consent of Naran U. Burchinow (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

25	Statement of Eligibility and Qualification on Form T-1 of Hunting Bank, as Trustee under the Trust Indenture Act of 1939